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                                                                    EXHIBIT 10.1

                                    ETRACKS
                               SERVICES AGREEMENT

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
              CLIENT:  Traffix, Inc.
                       One Blue Hill Plaza 5th Floor
                       PO Box 1665
                       Pearl River, NY 10965

SERVICES DESCRIPTION:  Services provided via ASP model. Etracks provides full service until ASP is available.
                       Database Setup: Hygiene, Merge-purge with detailed scrub
                       report per file load.
                       Update List: Additions, Deletions and Deduping
                       Application of Etracks' Global Suppression File
                       Opt-out & Bounce Collection / Suppression
                       List Selection & Segmentation
                       Customization of From Line, Subject Line and Opt-out
                       Language and body personalization
                       Content Formatting--plain text, HTML and AOL (excluding
                       letter creation)
                       Opt-out language insertion
                       Internal Cell Testing Across Multiple Domains
                       External Cell Testing
                       Email Delivery of up to 40 million per day
                       Online Reporting: Delivered, Undelivered, Opened, and Clicks
                       Applying Undeliverable and Opt-outs in Updating Your
                       Database
                       Forwarding of Undeliverable, Opt-outs, Opens, and Clicks in
                       Text Files to Update Your Database weekly for all activity since prior file pull.
                       Forwarding of all customer complaints and inquiries within 1 business day of receipt by Etracks.
                FEES:  ** per thousand for emails delivered up to 1,000,000,000 per month
                       ** per thousand for email delivered over 1,000,000,000 per month
                       Minimum (full calendar) monthly fee = **
                       * For the first month of the agreement, the effective
                       monthly minimum
                       will be **
                       Invoiced monthly for the prior month's services and Due net
                       30 days.
                       ** Confidential Treatment Requested.
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TERMS AND CONDITIONS:

    - All invoices will be sent to Client by Etracks on the first day of each month for the prior month's services and are due and payable net 30 days after receipt.

    - The term of this Agreement shall begin upon the Execution Date and will continue for a period of one year. Client may terminate this Agreement at any time for non-performance if, within 48 hours after notice from Client, Etracks remains unable to perform. In addition, either party may terminate this Agreement upon 45 days written notice in the event that there are material changes to the regulatory environment affecting either party's ability to send email.. In the event of the termination of the Agreement, Etracks will return all Customer data (including clicks and opens) to Client within 14 days of the effective date of termination.

    - Etracks will send email to list only when instructed by representatives authorized byClient. Etracks will not use, manipulate, alter or release your list without express written consent from
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      authorized Client representatives. Client's list will remain Client's own property; Etracks will function strictly as a service provider.

    - Client represents and warrants to Etracks that the information (including, without limitation, mailing lists, copy and/or images) supplied to Etracks by Client is owned or licensed by Client and that such information may be used pursuant to this Service Agreement without violating the rights of any third party or applicable law. Client warrants and represents that lists all lists are composed of permission-based customers.

    - All other information shared between Client and Etracks will also remain strictly confidential including, but not limited to: email content, response activity, sales figures, database size, and service fees.

    - Etracks agrees to indemnify Client from any losses resulting to it/them by reason of breach of any representations, covenants or warranties contained in this agreement. Client agrees to indemnify Etracks from any losses resulting to it/them by reason of breach of any representations, covenants or warranties contained in this agreement

    - Notwithstanding any other provisions in this Agreement/Proposal, no claim may be made by either Client or Etracks against the other, or any parent, affiliate, officer, director, employee, agent or attorney of such part, for any special, indirect, consequential, or punitive damages in respect of any breach or wrongful conduct (whether the claim is based on contract or tort or duty imposed by law) arising out of or related to the terms of this Agreement or any act, omission or event occurring in connection therewith, including the termination of this Agreement. Client and Etracks hereby waive, release and agree not to sue upon any claim for such damages.

    - Client shall not use Etracks' proprietary services including AP Tracking-TM- service (the "Service") in any manner that violates applicable law. Client shall only use the Service in connection with its own network servers or with the express permission of the owner/operator of a third party's network server. Client shall indemnify Etracks fully for any cost, liability, or harm suffered by Etracks as a direct or indirect result of Client's breach of the foregoing.

    - All unsubscribe requests that it is not determinable what database the user is placing his unsubscribe request will be applied to all databases owned by the client.

    - All unsubscribe requests collected through the Etracks system will be applied to the corresponding database. For example, if someone unsubscribes from National Brands they will be unsubscribed from National Brands only and no other databases.

    - Etracks at its sole discretion may suppress mailing to any address in the Clients databases whenever it deems it necessary based on Etracks' current business practices.

    - Client will respond to all complaints including user complaints forwarded by Etracks within 1 business day of receipt from Etracks.
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    The undersigned parties have read and agree to the terms and conditions ser forth in this Etracks Service Agreement.

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
Etracks.com, Inc.                              Traffix Inc.
516 El Camino Real                             One Blue Hill Plaza, 5th Floor
Belmont, CA 94002                              PO Box 1665
                                               Pearl River, NY 10965
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
     /s/ JERRY SANDOVAL                              /s/ ANDREW STOLLMAN
     ----------------------------------------        ----------------------------------------
     Name: Jerry Sandoval                            Name: Andrew Stollman
     Title: President                                Title: COO
By:  Date: 4/1/02                               By:  Date: 4/1/02
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